Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-127345) on Form S-8 of The St. Joe Company of our report dated June 29, 2017, with respect to the statements of net assets available for benefits of The St. Joe Company Retirement Plan as of December 31, 2016 and 2015, the related statement of changes in net assets available for benefits for the year ended December 31, 2016, and the related supplemental schedules as of and for the year ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of The St. Joe Company Retirement Plan.

/s/ Vestal & Wiler

Vestal & Wiler, C.P.A.s, P.A.
Orlando, Florida
June 29, 2017